EXHIBIT 21.1
Subsidiaries of NNN Healthcare/Office REIT, Inc.
NNN Healthcare/Office REIT Holdings, L.P. (Delaware)
NNN Southpointe, LLC (Delaware)
NNN Crawfordsville, LLC (Delaware)
NNN Lenox Medical, LLC (Delaware)
NNN Lenox Medical Land, LLC (Delaware)
NNN Gallery Medical, LLC (Delaware)
NNN Healthcare/Office REIT Commons V, LLC (Delaware)
NNN Healthcare/Office REIT Peachtree, LLC (Delaware)
NNN Healthcare/Office REIT Thunderbird Medical, LLC (Delaware)
NNN Healthcare/Office REIT Triumph, LLC (Delaware)